Exhibit 10.1

September 20, 2011

Donald G. Munroe	Sent via E-mail
[Address redacted]

Dear Donald,

On behalf of Vermillion, Inc. (the “Company”), I am pleased to have this opportunity to offer you the position of Chief Scientific Officer and Vice President of Research and Development beginning October 11, 2011, reporting to me, on the terms set forth below.

Your base compensation will be $250,000 per annum, subject to standard payroll deductions and withholdings, including elected benefit contributions. As additional consideration of employment, you will receive a $30,000 relocation bonus payable on your first regular paycheck, subject to customary withholding and other employment taxes that are commonly required to be collected or withheld by the Company. In consideration of the payment of the above relocation bonus, you agree that should you voluntarily leave the employ of the Company prior to the successful completion of one year of service, you will reimburse the Company for the full amount of the relocation bonus on the last day of full-time employment.

As a full-time, regular, employee, you are entitled to participate in the Company’s standard employee benefit package, if available, which currently includes medical insurance, dental, vision and 401(k). In addition, paid time off (PTO) benefits and company paid holidays are provided. Employees are required to pay a portion of the medical insurance premiums for single, dependent and domestic partner coverage.

You will be eligible for a discretionary annual executive bonus of up to 40% of your base salary, based on the Company’s subjective assessment of your achieving goals and milestones established from time to time.

Subject to the approval of the Board, you will be granted a new hire option to purchase 125,000 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The options will vest monthly over a four-year period subject to a one year cliff. In addition to the standard provisions of the Plan, if your employment is terminated by the Company for reasons other than for Cause (as defined below) or by you for Good Reason (as defined below) within the twelve (12) month period following a Change of Control (as defined below), then fifty percent (50%) of any then-unvested

Vermillion, Inc.	Toll-free: 888 864 3770
12117 Bee Caves Rd	Tel: 512 519 0400
Austin, TX 78738	Fax: 512 439 6980	www.vermillion.com

shares under Company stock options then held by you will vest upon the date of such termination.

In the event the Company terminates your employment for reasons other than for Cause or you terminate your employment for Good Reason and provided that you sign and do not revoke a standard separation agreement release of all claims against the Company, in a form reasonably satisfactory to the Company, you will receive continued payment of your base salary as then in effect for a period of nine (9) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that you shall immediately repay to the Company any amounts that you receive hereunder if within sixty days following termination of your employment you either have failed to execute the standard release described above or have revoked the general release after you execute it. In addition, you will receive continuation of Company health and dental benefits through COBRA premiums paid by the Company directly to the COBRA administrator during the Severance Period; provided, however, that such premium payments shall cease prior to the end of the Severance Period if you commence other employment with reasonably comparable or greater health and dental benefits. You will not be eligible for any bonus or other benefits not described above after termination, except as may be required by law.

By accepting this offer, you represent and warrant that your employment with the Company will not violate any agreements, obligations, or understandings that you may have with any third party or previous employer and further that you have read, understood and executed the Vermillion, Inc. Proprietary Information and Inventions Agreement (copy attached).

Your employment by the Company will be for an indefinite term and on an at-will basis. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time for any reason whatsoever with or without advance notice. This at-will relationship may be changed only by a written agreement entered into for this purpose and signed by the Company’s Chief Executive Officer. The other terms and conditions of your employment will be governed by various policies and programs of the Company, in writing and otherwise, and those policies and programs may be changed from time to time by the Company at its discretion. The voluntary at-will nature of your employment shall not be affected nor changed by any other employment policies or programs the Company may have now or in the future.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company, with respect to the terms of your employment, and it supersedes any other agreements or promises made by anyone whether oral or written. This letter agreement shall be construed and interpreted in accordance with the laws of the State of Texas. This offer of employment is contingent upon:

1.	Completion and signing the enclosed Vermillion, Inc. Proprietary Information and Inventions Agreement.

Vermillion, Inc.	Toll-free: 888 864 3770
12117 Bee Caves Rd	Tel: 512 519 0400
Austin, TX 78738	Fax: 512 439 6980	www.vermillion.com

2.	Proof of your right to work in the United States, as required by U.S. Immigration law.

3.	Successful completion of your background check.

If you choose to accept this offer of employment under the terms described above, please indicate your acceptance by signing both copies below and returning one copy to Sandra A. Gardiner, Vermillion, Inc. 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738. Please keep one copy for your records. Your acceptance will be deemed effective as of the date on which Vermillion receives the signed original from you. If you have any questions, please do not hesitate to call.

On behalf of the executive team, and all Vermillion employees, let me express how much we look forward to working with you and jointly making our company a success.

Sincerely yours

/s/ Gail Page

Gail Page

Chief Executive Officer

By my signature, I accept the employment offer, as stated in the letter, as complete. I further acknowledge that there is no agreement, express or implied, between me and Vermillion, Inc. for any specified period of employment, nor for continuing or long-term employment. I understand that I, and Vermillion, Inc., have the right to terminate employment, with or without cause.

Signature: /s/ Donald G. Munroe	Date: September 20, 2011

Vermillion, Inc.	Toll-free: 888 864 3770
12117 Bee Caves Rd	Tel: 512 519 0400
Austin, TX 78738	Fax: 512 439 6980	www.vermillion.com

DEFINITIONS FOR PURPOSES OF THIS OFFER LETTER

1)	“Cause” means termination of employment by reason of employee:

a)	material breach of this offer letter, the Proprietary Information and Inventions Agreement entered into between you and the Company or any other confidentiality, invention assignment or similar agreement with the Company;

b)	repeated negligence in the performance of duties or nonperformance or misperformance of such duties that in the good faith judgment of the Board of Directors of the Company adversely affects the operations or reputation of the Company;

c)	refusal to abide by or comply with the good faith directives of the Company’s CEO or Board of Directors or the Company’s standard policies and procedures, which actions continue for a period of at least ten (10) days after written notice from the Company;

d)	violation or breach of the Company’s Code of Ethics, Financial Information Integrity Policy, Insider Trading Compliance Program, or any other similar code or policy adopted by the Company and generally applicable to the Company’s employees, as then in effect;

e)	willful dishonesty, fraud, or misappropriation of funds or property with respect to the business or affairs of the Company;

f)	conviction by or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction, for any crime which constitutes a felony in the jurisdiction involved; or

g)	abuse of alcohol or drugs (legal or illegal) that, in the Board of Director’s reasonable judgment, materially impairs your ability to perform your duties.

2)	“Change of Control” means:

a)	after the date hereof, any “person.” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

b)	the date of the consummation of a merger or consolidation of the Company with any other corporation or entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

Vermillion, Inc.	Toll-free: 888 864 3770
12117 Bee Caves Rd	Tel: 512 519 0400
Austin, TX 78738	Fax: 512 439 6980	www.vermillion.com

c)	the date of the consummation of the sale or disposition of all or substantially all of the Company’s assets.

3)	“Good Reason” means, the occurrence of any one or more of the following events, without your consent, which continues uncured for a period of not less than thirty (30) days following written notice given by you to the Company within thirty (30) days following the occurrence of a material and adverse change in your title or duties (excluding any changes in such duties resulting from the Company becoming part of a larger entity pursuant to a Change of Control) or in your base salary. In addition, you must actually terminate your employment with the Company within six months following the initial existence of the condition described above giving rise to Good Reason.

Vermillion, Inc.	Toll-free: 888 864 3770
12117 Bee Caves Rd	Tel: 512 519 0400
Austin, TX 78738	Fax: 512 439 6980	www.vermillion.com